As filed with the Securities and Exchange Commission on April 30, 1999
                                                 Registration No. 333-________
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            REGISTRATION STATEMENT ON
                                    FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                                ALYN CORPORATION
             (Exact name of Registrant as specified in its charter)
                              Delaware                        33-0709359
                  (State or other jurisdiction of           (I.R.S. Employer
                          Incorporation )                Identification Number)
                                16761 Hale Avenue
                            Irvine, California 92606
                                                           (949) 475-1525
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          ----------------------------
                                Richard L. Little
                   Vice President, Finance and Administration;
                      Chief Financial Officer and Secretary
                                Alyn Corporation
                                16761 Hale Avenue
                            Irvine, California 92606
                                 (949) 475-1525
(Name, address, including zip code, and telephone number, including area code, of agent for service



                                   Copies to:
                             Bruce R. Hallett, Esq.
                            Michael A. Zuercher, Esq.
                         Brobeck, Phleger & Harrison LLP
                               38 Technology Drive
                            Irvine, California 92618
                                 (949) 790-6300

                          ----------------------------

                  Approximate date of commencement of proposed
                 sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

-------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
------------------------------------------- ------------------ ----------------------- ---------------------- -------------------
                                                   Amount          Proposed Maximum        Proposed Maximum        Amount of
             Title of Shares                        to be           Offering Price             Aggregate         Registration
             to be Registered                    Registered          per Share(1)          Offering Price(1)        Fee(1)
------------------------------------------- ------------------ ----------------------- ---------------------- -------------------
     Common Stock,                          2,554,825 shares           $3.00                $7,664,475              $2,130
     $0.001 par value per share
------------------------------------------- ------------------ ----------------------- ---------------------- ===================
(1)      Estimate  based upon the  average  of the high and low sales  prices of
         Alyn's  Common  Stock on April 28,  1999,  as  reported  by the  Nasdaq
         National  Market,   pursuant  to  Rule  457(c)  promulgated  under  the
         Securities Act of 1933, as amended.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
(Subject to completion, dated April 29, 1999)



                                2,554,825 Shares
                                ALYN CORPORATION
                                  Common Stock


         This prospectus relates to the public offering, which is not being underwritten, of 2,554,825 shares of the common stock of Alyn Corporation by certain stockholders of Alyn. Certain stockholders of Alyn Corporation are offering for resale and selling under this prospectus up to 2,554,825 shares of Alyn common stock to be issued upon conversion of our 6% Senior Exchangeable Promissory Note due March 10, 2002 and our Series B Exchangeable Preferred Stock and upon exercise of warrants to purchase our common stock.

         The prices at which such selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is quoted on the Nasdaq National Market under the symbol "ALYN." On April 26, 1999, the last reported sale price for the common stock was $3.125 per share.




                                   ----------


         You should carefully consider the risk factors beginning on page 1 of this Prospectus before purchasing any of our common stock being offered by the selling stockholders.


--------------------------------------------------------------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                   ---------





                      The date of this prospectus is April
                                   29, 1999.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below when making an investment decision. The risks and uncertainties described below are not the only ones facing our company. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history, limited revenues and prior losses

         We commenced our materials development activities in 1990. However, we only completed our manufacturing facilities in 1998 and therefore have a very limited operating history. Our limited operating history has resulted in extremely limited revenues through 1998, with total revenues of $1.3 million in 1998, $364,000 in 1997 and $194,000 in 1996. Due to these limited revenues and our extensive materials and facilities development activities, we had net losses of $12.1 million, $7.3 million and $2.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. We are also expecting to incur losses in fiscal year 1999 and may continue to incur losses thereafter. We may never generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.


Our future operating results will fluctuate significantly

         We have experienced, and will likely continue to experience, long sales cycle times, lengthy customer design processes for new product introductions, and market trends that may significantly limit management's ability to forecast accurately time-to-market schedules or short-term results of operations. We cannot predict our operating results due to the uncertainty of these factors and our limited operating history. Our operating results may vary significantly from quarter to quarter, in part because of the costs associated with changes in our products and personnel and the size and actual delivery dates of orders for our products. As a result, our operating results for any particular quarter should not be considered indicative of any future results and period-to-period comparisons of our operating results will not necessarily be meaningful. Fluctuations caused by variations in quarterly operating results or our failure to meet market analysts' projections or public expectations could cause the market price of our common stock to decline and perhaps decline significantly.


We must achieve significant product sales to offset substantial lease and capital commitments we made to establish production capability

         We have entered into long-term leases for our two facilities located in Irvine, California. For our main facility, we have entered into a lease that expires in 2008 with a five-year option. We also have a ten-year lease expiring in 2008 for our second Irvine facility. We have committed substantial capital to provide both facilities with significant production capability. Unless and until we achieve a significant level of sales of our Boralyn- based products, we will have substantial production over-capacity and under-absorbed costs that would cause us to incur substantial operating losses.


We have limited manufacturing history and significant manufacturing risks

          Our limited operating history has resulted in limited experience in manufacturing our products in commercial quantities. While we have made substantial lease and capital commitments to support our manufacturing capabilities, we cannot be sure that we will fully utilize our capacity or that our facilities will be adequate for all of our future fabrication requirements. In addition, the manufacture of our products presents several potential hazards. For example, the manufacturing processes for Boralyn utilize high temperature and high pressure and may be subject to volatile chemical reactions. In addition, a mechanical or human failure or natural disasters such as earthquakes, characteristic of Southern California, could result in interruption of our manufacturing activities or significantly impact our manufacturing capacity. Moreover, our manufacturing operations will use certain equipment that, if damaged, inoperable or unavailable, could disrupt our manufacturing operations. To address these risks, we have obtained business interruption insurance with coverage for lost profits and out-of-pocket expenses of up to $8 million per occurrence. In addition, we maintain other property and casualty coverage. Despite our efforts to minimize and insure against our manufacturing risks, any extended interruption of our manufacturing operations would have a material adverse effect on our business, operating results and financial condition.


Our products have not yet gained market acceptance in commercial quantities

          Market acceptance of our products in commercial quantities depends upon pricing of products and our ability to manufacture and deliver products on a timely basis. In addition, our ability to achieve commercial acceptance of our products is dependent upon our ability to demonstrate the advantages of Boralyn products over competing material methodologies and products. We also have experienced, and will likely continue to experience, long sales cycles and lengthy customer product design times prior to production orders. We must address each of these factors effectively in order to achieve customer acceptance in commercial quantities of Boralyn or our other current or future products. The costs of our marketing efforts will be substantial and will be recorded as expenses as they are incurred, notwithstanding that the benefits, if any, from those marketing efforts (in the form of revenues) may not be reflected, if at all, until subsequent periods.


We may be unable to obtain the additional capital required to grow our business

          Our ability to grow our business is highly dependent upon our ability to generate capital from our operations and to raise needed debt or equity financing. If we are able to achieve our operating plan for 1999, we believe that our cash on hand (including debt and equity investment capital raised in the first quarter of 1999), capital generated from our internal operations, and planned equipment and accounts receivable financing should satisfy our anticipated capital needs for the next 12 months. However, if we fail to reach our planned revenue objectives, we may have inadequate working capital. Also, if we fail to complete our planned equipment and accounts receivable financing, we may have inadequate capital to finance our operations. Our ability to obtain future working capital debt financing will be dependent in part on the quality and amount of our trade receivables, inventory and unsecured capital equipment. If we are unable to receive adequate debt financing, we may have to seek additional equity financing which may not be available on favorable terms, if at all. Our ability to achieve future liquidity and capital funding requirements through our operations will depend on numerous factors, including:

         o results of marketing our metal matrix composite capabilities; o market acceptance of our products; o the timing of production orders and our ability to make delivery of products; o our costs of sales and timing of growth in sales; and o our ability to effectively manage our marketing and manufacturing activities.


We depend on our key personnel and management team

         Our future success and profitability is substantially dependent upon the performance of our executives, Arne Van Roon (our President and Chief Executive Officer), Robin A. Carden (our Founder), Richard L. Little (our Chief Financial Officer and Secretary) and Jon A. Knartzer (our Vice President, Operations). We seek to retain our key personnel with competitive compensation and each of our senior executives has a substantial potential equity interest in the form of stock options. However, a departure by any of these individuals or any other key employees could significantly diminish our level of management, technical, marketing and sales expertise and we would have the difficult task of finding and hiring replacements who have these skills. We do maintain a key-man life insurance policy of $2.5 million on the life of Mr. Carden; however, we do not maintain key-man life insurance policies on either Messrs. Van Roon, Little or Knartzer.

         Our future growth will be dependent upon our ability to attract and retain additional qualified management, technical, scientific, administrative and other personnel. Due to our location in Irvine, California and the nature of our business, we believe we will experience significant competition for qualified management, supervisory, engineering and other personnel.


We face rapid technological change in our industry which may necessitate development of new products

         We operate in a rapidly evolving field - advanced materials - that is likely to be affected by future technological developments. Our ability to anticipate changes in technologies, markets and industry trends, and to develop and introduce new and enhanced products on a timely basis will be critical factors in our ability to grow and remain competitive. We cannot be sure that we will be able to develop new products or that any new products can be marketed successfully. In addition, development schedules for new or improved products are inherently difficult to predict and are subject to change as a result of shifting priorities in response to customers' requirements and competitors' new product introductions. If we fail to timely develop and introduce new products or to enhance our current products, our business, operating results and financial condition could be materially adversely affected. Moreover, we expect to devote substantial resources to technology development efforts. For accounting purposes, the costs of those efforts will be recorded as expenses as they are incurred, notwithstanding that the benefits, if any, from our technology development efforts (in the form of increased revenues or decreased product costs) may not be reflected, if at all, until subsequent periods. As a result, our period-to-period operating results could be adversely impacted and difficult to predict.


  We currently depend on a limited number of customers

         Due to the early stage nature of our business, we currently have only a limited number of customers, several of whom may be material to our near-term results of operations. Even after we mature, however, certain customers may be material to our business, operations and future prospects. We cannot be sure that one or more principal customers will not suffer business or financial setbacks resulting in reduction or cancellation of product orders or our being unable to obtain payment from such customers at any time or from time to time. The loss of sales to one or more significant customers, or our failure to successfully market our products to new customers, could have a material adverse effect on our business, operating results and financial condition.


 We currently depend on a limited number of suppliers

         We presently purchase our principal ceramic raw material, boron carbide, from a limited number of suppliers, including one supplier that provides approximately 50% of our present requirements. Our business would be materially and adversely affected if we are unable to continue to purchase boron carbide at prices and on terms comparable to those presently available from our principal suppliers. Although we believe that boron carbide is available from other suppliers, we project that to take full advantage of the potential opportunity, we must develop additional boron carbide supplies. There can be no assurance that we will be able to continue to obtain desired quantities of boron carbide on a timely basis or at prices and terms we consider reasonable.


We depend on the protection of our patents

         We have been granted one United States patent that contains claims that cover the use of Boralyn. We believe this patent provides protection for our proprietary Boralyn technology. We have been granted additional patents, including divisional (extension) patents and continuation-in-part patents that stem from our original patent application. We have also applied for additional patents. We cannot be sure that our existing patents, or any other patents that may be granted, will be valid and enforceable or provide us with meaningful protection from competitors. Further, we cannot be sure that any pending patent application will issue or that any claim under pending patents will provide us protection against infringement. If our present or future patent rights are ineffective in protecting us against infringement, our marketing efforts and future revenues could be materially and adversely affected. Moreover, if a competitor were to infringe any of our patents, the costs of enforcing our patent rights may be substantial or even prohibitive. We cannot be sure that our future products will not infringe the patent rights of others or that we will not be forced to expend substantial funds to defend against infringement claims of, or to obtain licenses from, third parties. We currently have only limited patent protection for our technology outside the United States, and we may be unable to obtain even limited protection for our proprietary technology in certain foreign countries.


We depend on our trademarks for current and future markets

         The market for our products is and will remain dependent in part upon the goodwill engendered by our trademarks and trade names. Trademark protection is therefore material to our business. Although Boralyn is a registered trademark in the United States, we cannot be certain that we can successfully assert trademark or trade name protection for our significant marks and names in the United States or other markets, and the costs of such efforts could be substantial.


Our industry is very competitive

         The materials industry is highly competitive. We compete in our chosen markets against several larger domestic and multi-national companies, all of which are well established in their respective markets and have substantially greater financial and other resources than us. There are also several competing, small advanced materials companies, similar to Alyn. Competitive market conditions could adversely affect our results of operations and financial condition if we were required to reduce product prices to remain competitive, were unable to achieve significant sales of our products or unable to successfully develop and sell new or enhanced products.


We face product liability risks

         As a participant in the materials industry, we face an inherent business risk of exposure to product liability claims in the event that any of our products are alleged to be defective or cause harmful effects. The cost of defending or settling product liability claims may be substantial. We currently maintain, and intend to continue to maintain, product liability insurance coverage. However, we cannot be sure that we will be able to obtain such insurance on acceptable terms in the future or that such insurance will adequately cover any claims.


Our stock price could be adversely affected by the sale of shares issuable to holders of our recently issued preferred stock and Exchangeable Note

         During the first quarter of 1999, we raised an aggregate of $6.0 million ($5.65 million, net of expenses) in financing through the issuance of Series A Preferred Stock, Exchangeable Preferred Stock and a 6% Senior Exchangeable Promissory Note ("Exchangeable Note") due March 10, 2002. The Series A Preferred Stock is exchangeable for common stock beginning in January 2000, while the Series B Exchangeable Preferred Stock and the Exchangeable Note are currently exchangeable for common stock at set prices of $3.57 and $3.645 ("Set Prices"), respectively. Each of the holders of these securities received registration rights for the common stock underlying their securities and we are required to file a registration statement for the holders of Series B Exchangeable Preferred Stock ("Exchangeable Preferred Stock") and the Exchangeable Note in April 1999. Additionally, each of these exchangeable securities has an exchange rate that is based on the lesser of the Set Price or the market price at the time the securities are exchanged. The Exchangeable Preferred Stock and the Exchangeable Note are each exchangeable at up to as much as a 15% discount to the market price if the market price at the time the securities are exchanged is less than the Set Price. At a minimum, the number of shares of common stock issuable upon exchange of all of these securities is 1,617,086. In addition, we will be required to issue 200,000 shares, up to a maximum of 320,000 shares, of common stock pursuant to warrants granted in connection with these financings. Any decrease in the price of our stock could result in the issuance of a substantial number of additional common stock shares that would be immediately available for resale on the public market for the Exchangeable Preferred Stock and the Exchangeable Note. Depending upon the trading volume of our stock, any significant block sales of these shares issuable in exchange for these newly issued securities could have an adverse effect on the market price of our stock. Additionally, any perception by the public that these shares might be resold immediately and are not to be held as long term investments could materially and adversely affect our stock price. Any adverse impact on our stock price resulting from these recently issued exchangeable securities would cause these securities to become exchangeable for even more shares of common stock. Also, any negative impact to our stock price caused by these exchangeable securities could impair our ability to raise additional equity capital.


We may be required to issue significant numbers of common stock upon a market price decline

         We do not know the exact number of shares of our common stock that we will issue upon conversion of our newly issued exchangeable securities because they potentially have floating conversion prices based on the average market prices of the common stock for a number of trading days immediately prior to conversion. The floating conversion price feature of the Exchangeable Note due March 10, 2002 and the Exchangeable Preferred Stock begin in August 1999. Generally, decreases in the market price of the common stock below their initial conversion prices would result in more shares of common stock being issued upon their conversion. See "Description of Certain Provisions of Our 6% Senior Exchangeable Promissory Note Due March 10, 2002" and "Description of Certain Provisions of Our Series B Exchangeable Preferred Stock".


The ownership limitations of our preferred stock and Exchangeable Note may not protect against dilution

         We may not issue shares of our common stock to holders of our preferred stock if such issuance would result in such holders beneficially owning more than 9.9% of our outstanding common stock. The 9.9% ownership limitation does not prevent the holders from converting into common stock and then selling such common stock to stay below the limitation, and the limitation may be waived by each holder of the Exchangeable Preferred Stock with 75 days prior notice to us.

         Also, under the rules of the National Association of Securities Dealers, Inc., the holders of our Series A Preferred Stock, our Exchangeable Preferred Stock and our Exchangeable Note may not exchange their securities for common stock if such exchange would lead to the issuance of more than 19.9% of our outstanding common stock as of the respective issue dates of the exchangeable securities. However, the 19.9% limitation will cease to exist if we receive stockholder approval for issuances in excess of 19.9%. We are seeking such stockholder approval in accordance with NASD Rule 4460 at our 1999 Annual Meeting.


We may be required to make cash payments to holders of our preferred stock and Exchangeable Note

         We may be required to make cash payments to holders of our preferred stock and Exchangeable Note if we do not timely deliver common stock upon exchange of the securities or if we fail to keep a registration statement effective for the underlying shares of common stock. Such cash payments would adversely affect our financial condition and ability to implement our business plans. In addition, if we do not obtain stockholder approval to remove the 19.9% limit, we would be required to make cash payments in the event the holders of the exchangeable securities attempted to convert over the 19.9% limit. The cash payments would be equal to the number of shares of common stock that we could not issue because of the 19.9% limit multiplied by the market price at the time of the attempted conversion. In such an event, we will be required to raise funds elsewhere, which could be difficult. If we do not receive stockholder approval as we are required, there can be no assurance that we would be able to obtain adequate sources of additional capital.

Our stock price could be adversely affected by the perception that certain stockholders could require us to sell their shares of our stock by exercising their registration rights

         Future sales of our common stock by existing stockholders under Rule 144 could have an adverse effect on the price of our stock. In addition, certain of our stockholders of common stock have contractual registration rights. No prediction can be made as to the effect that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of our stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our stock.


         We are subject to risks associated with year 2000 compliance

         We are in the process of upgrading or replacing our accounting and management information systems to be Year 2000 compliant and believe we will be Year 2000 compliant on a timely basis. We will use both internal and external resources to reprogram and/or replace any deficiencies. We are not currently aware of any other incompatibility and believe that no material expenditures will be required. We do not believe that the Year 2000 issue will have any material effect on our operations and we have determined there is no exposure related to our products. Formal communications have been initiated with all significant suppliers and large customers to determine the extent to which we are vulnerable to such parties' failure to address their own Year 2000 issues. We expect to have analyzed and accessed the possible risk of significant business interruptions as a result of any such party's noncompliance by June 1999. At that time, any necessary contingency plans will be developed to address any material consequences that we could suffer if such party is not Year 2000 compliant. Despite our efforts to assess Year 2000 compliance, we cannot be sure that the failure of other companies to adequately address the Year 2000 issue will not have a material adverse effect on our business, operating results or financial condition. Overall, we expect to complete our Year 2000 compliance efforts in 1999. The total estimated project cost, which is not considered material, includes the estimated costs and time associated with the impact of third party compliance. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans.


Certain of our stockholders retain substantial influence

         Certain of our present holders of common stock own a substantial majority of the outstanding shares of common stock. Consequently, those stockholders have the ability to elect all of our directors and to control the outcome of all other issues submitted to our stockholders. Additionally, those stockholders would be able to influence significantly a proposed amendment to our charter, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. Such concentration of ownership may discourage a potential acquirer from making an offer to buy our company, which, in turn, could adversely affect the market price of our common stock.

         In addition, under the terms of our recently completed financings, certain holders of the newly issued exchangeable securities must approve certain actions, including future financings or issuance of senior securities. These restrictions could affect our ability to raise capital or effect certain corporate changes which could adversely affect our business, results of operations and financial condition.

         Certain provisions of our Exchangeable Note could discourage some potential purchasers by making an acquisition of our Company or an asset sale more difficult and expensive, including:

         o adjustments to the exchange price of the Exchangeable Note upon merger or consolidation events, reflecting adjustments made to the underlying common stock;
         o requirement that upon a change of control, we make an offer to buy the Exchangeable Note at the greater of 150% of the principal plus accrued and unpaid interest and penalties or the product of the number of shares into which such Exchangeable Note can be exchanged and the market price on the applicable date; and
         o prohibition against selling or transferring all or substantially all of our assets to any subsidiary or affiliate except for cash or cash equivalent consideration.

         We have also agreed to grant the holders of the Exchangeable Note a right of first offer with respect to certain issuances of equity or debt securities, and we are prohibited from obtaining additional senior indebtedness for borrowed money without written consent of the holders of the Exchangeable Note unless such indebtedness is not on par with or senior or superior to the Exchangeable Note or that such borrowed money is for equipment financing or customary working capital lines of credit.

         Moreover, the terms of our Exchangeable Preferred Stock prohibit any merger or consolidation unless the resulting entity assumes obligations to the holders of the Exchangeable Preferred Stock.


Certain of our charter provisions could adversely affect the rights of common stock and we are subject to Delaware anti-takeover provisions

         Under our charter, the Board of Directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote of, or action by, our stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that has been issued or may be issued in the future. Issuance of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have an effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Certain provisions of Delaware law applicable to us may also discourage third-party attempts to acquire control.


Our stock price may be volatile

         Trading volume and prices for our common stock could be subject to wide fluctuations in response to quarterly variations in our operations and results, announcements with respect to sales and earnings, as well as technological innovations, and new product developments and other events or factors, which cannot be foreseen or predicted by us. These factors include the sale or attempted sale of a large amount of securities in the public market, the registration for resale of any shares of common stock, and the effect on our earnings on existing or future equity-based compensation awards to management. The market price of our common stock could also be influenced by developments or matters not related to us such as the general volatility of the stock market.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is completed.

     (a) Our Annual Report on Form 10-K for the year ended December 31, 1998, filed March 31, 1999;

     (b)  Our Current Report on Form 8-K filed on April 28, 1999; and

     (c)  The description  of  our  common  stock   contained  in  its
          registration statement on Form 8-A filed October 21, 1996, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of any or all of the documents incorporated by reference by writing or telephoning us, and we will provide the documents you requested at no cost. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct all requests for such copies to the following address:

                  Richard L. Little
                  Vice President, Finance and Administration,
                  Chief Financial Officer and Secretary
                  Alyn Corporation
                  16761 Hale Avenue
                  Irvine, California  92606
                  (949) 475-1525

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our common stock being offered by the selling stockholders under this prospectus.



                              SELLING STOCKHOLDERS

         The selling stockholders acquired or will acquire the shares offered by this prospectus upon their exchange of our 6% senior Exchangeable Note and our Exchangeable Preferred Stock, both of which were issued in March 1999, and upon their exercise of warrants that were issued in connection with those transactions. In connection with those transactions, we have agreed to effect a shelf registration, of which this prospectus is a part, of the shares issued or to be issued under the Exchangeable Note, the preferred stock and the warrants in order to permit the selling stockholders to sell these shares from time to time in the public market or in privately-negotiated transactions. We are initially registering 2,554,825 shares of our common stock that we may be required to issue to the selling stockholders upon exchange of the Exchangeable Note or the preferred stock or upon exercise of the warrants. We may be required to register additional shares of our common stock if:

     o the market price of our common stock falls and results in additional shares being issuable upon exchange of our Exchangeable Note and our Exchangeable Preferred Stock ; or

     o certain dilutive events occur with respect to the common stock underlying our Exchangeable Note, our Exchangeable Preferred Stock and warrants.

         We cannot determine the actual number of shares of our common stock that we will issue because the conversion prices of our exchangeable securities will fluctuate with the market price of our common stock beginning in August 1999. The number of shares underlying our Exchangeable Note due March 10, 2002 and our Exchangeable Preferred Stock would increase if the conversion price decreased. See "Risk Factors -- Our stock price could be adversely affected by the sale of shares issuable to holders of our recently issued preferred stock and Exchangeable Note," "Description of Certain Provisions of Our 6% Senior Exchangeable Promissory Note Due March 10, 2002 -- Conversion Price" and "Description of Certain Provisions of Our Series B Exchangeable Preferred Stock -- Conversion Price."

         The following table sets forth for each selling stockholder, and for all selling stockholders in the aggregate, the number of shares of our common stock underlying our Exchangeable Note, our Exchangeable Preferred Stock and warrants to purchase our common stock, the number of shares of our common stock that may be offered under this prospectus, and the total shares of common stock beneficially owned by such selling stockholders. The shares of common stock underlying our Exchangeable Note and our Exchangeable Preferred Stock presented on the table assume that the exchange for common stock occurred on April 26, 1999, at which time the set exchange prices of $3.645 and $3.57, respectively, would have been applicable. The shares of common stock being offered assume that: (i) the market price for the Company's common stock is equal to $3.125, the same as the closing price on April 26, 1999; (ii) the exchange for common stock occurs after December 6, 1999 for the Exchangeable Note and after August 19, 1999 for the Exchangeable Preferred Stock, such that the exchange price is at a 15% discount to the market price; and (iii) include reserves for additional shares of 25% for the Exchangeable Note and 67% for the Exchangeable Preferred Stock, in accordance with the related agreements.

         Generally, the rules of the Securities and Exchange Commission define beneficial ownership to include securities with respect to which the investor has voting or investment power. The rules also provide that beneficial ownership includes shares of common stock underlying options, warrants and convertible securities that can be exercised or converted within 60 days. To that extent, the number of shares of our Common Stock underlying our Exchangeable Note, our Exchangeable Preferred Stock and the warrants presented on the table may not present the actual beneficial ownership from time to time of the selling stockholders in accordance with these rules because of the floating-rate conversion features of our Exchangeable Note and Exchangeable Preferred Stock. In that regard, please see "Description of Certain Provisions of Our 6% Senior Exchangeable Note Due March 10, 2002" and "Description of Certain Provisions of Our Exchangeable Preferred Stock" for a more detailed description of these factors.

         We are not able to estimate the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will or will not be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

                            Senior Exchangeable
                            Promissory Note and
                           Series B Exchangeable                                   Total Number of Shares
                              Preferred Stock                 Warrants               Beneficially Owned
                                                                                                            Percent
                                                                                                            of
                                         Shares of                                             Shares of    Outstanding
                          Shares of       Common                     Shares of    Shares of     Common      Shares of
                            Common         Stock       Shares of      Common      Common         Stock      Class
                            Stock          being        Common         Stock      Stock          being      After the
Name of Selling           Underlying      Offered        Stock         being      Underlying    Offered     Offering
Stockholder                  (1)          (2)(3)      Underlying      Offered        (1)        (2)(3)         (4)
------------------------
Talisman Capital
Opportunity Fund Ltd..        823,045     1,411,765       135,000       135,000     958,045     1,546,765        *
------------------------
AMRO International,
S.A...................        210,084       471,530        32,500        32,500     242,584       504,030        *
------------------------
Esquire Trade &
Finance Inc ..........        105,042       235,765        16,250        16,250     121,292       252,015        *
------------------------
Austinvest Anstalt
Balzers...............        105,042       235,765        16,250        16,250     121,292       252,015        *
------------------------

     Total............                                                            1,443,213     2,554,825
                                                                                  =========     =========
---------------
 * Represents  beneficial ownership of less than 1% of the outstanding shares of common stock. ** Prior to the offering,  the above listed  stockholders  did not own any of the Company's common stock.

(1) The shares of common stock underlying our Exchangeable Note and our Exchangeable Preferred Stock presented on the table assume that the exchange for common stock occurred on April 26, 1999, at which time the set exchange prices of $3.645 and $3.57, respectively, would have been applicable.

(2) The shares of common stock being offered assume that: (i) the market price for the Company's common stock is equal to $3.125, the same as the closing price on April 26, 1999; (ii) the exchange for common stock occurs after December 6, 1999 for the Exchangeable Note and after August 19, 1999 for the Exchangeable Preferred Stock, such that the exchange price is at a 15% discount to the market price; and (iii) include reserves for additional shares of 25% for the Exchangeable Note and 67% for the Exchangeable
     Preferred Stock, in accordance with the related agreements.

(3) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock to the extent permitted under Rule 416 of the Securities Act.

(4) Percent of outstanding shares is based upon the underlying common stock as a percentage of current outstanding stock, adjusted for issuance of the underlying common stock and exercise of vested stock options under the Company's 1996 Stock Option Plan.

         We are not aware of any material relationship between our company and any selling stockholder within the past three years other than as a result of the ownership of the stockholder's shares.


Description of Certain Provisions of Our 6% Senior Exchangeable Promissory Note Due March 10, 2002

         On March 10, 1999, the Company issued the Exchangeable Note and warrants to purchase 135,000 shares of common stock at an exercise price of $3.0375 per share (the "Note Warrants"). The gross proceeds to the Company in the transaction were $3.0 million. Certain provisions and rights of the Exchangeable Note are summarized as follows:

         Interest Rate. Interest on the outstanding principal amount of the Exchangeable Note is payable at the rate of 6% per annum, payable semiannually. Such interest may be paid, at the option of the noteholder, either in cash within 5 days of September 15 and March 15 of each year or by issuing additional promissory notes. Upon an event of default, the interest on unpaid principal and accrued and unpaid interest will accrue at 6% plus an additional 14% per annum until the default is cured by the Company or waived by the noteholder. Events of default include: (i) a failure to pay principal, interest, or other required payments which is not cured within 10 calendar days after notice of such failure; (ii) a failure to perform or comply with material covenants or agreements which is not cured within 10 calendar days after notice; or (iii) the delisting or ineligibility of the Company's common stock for trading on Nasdaq for 10 trading days.

         Exchange Price.  The outstanding  principal  amount of the Exchangeable
Note is $3.0 million and any portion of that amount is exchangeable at the election of the noteholder into shares of common stock. The actual number of shares of common stock issuable upon exchange of the Exchangeable Note will be determined by the following formula:

                 (the principal amount of the Exchangeable Note
                   tendered for exchange plus any accrued but
                    unpaid interest being exchanged plus any
                    unpaid liquidated damages and penalties)

                                   divided by

            (the applicable exchange price at the time of exchange).

         The exchange price is subject to adjustment. On or before August 7, 1999, the exchange price of the Exchangeable Note is equal to $3.645 per share. Thereafter, the exchange price of the Exchangeable Note is equal to either of the following at the sole option of the noteholder: (i) $3.645 per share or (ii) the average of any 3 closing bid prices as reported by Bloomberg L.P. for 22 trading days immediately preceding the applicable exchange date discounted by up to 15% (8% discount through September 6, 1999; 12% discount through December 5, 1999; and 15% after December 5, 1999).

         The following table sets forth the number of shares of common stock issuable upon exchange of the Exchangeable Note. It assumes the market price of the common stock is 25%, 50%, 75%, 100%, 125% and 150% of the closing price of the common stock on April 26, 1999, which was $ 3.125 per share. It further assumes that the exchange occurs after December 5, 1999 at the required exchange price of 85% of the closing price, except where the closing price is at or above $3.645, in which case the exchange price is $3.645.

                           Percent of                Number of Shares
                          Market Price            Issuable Upon Exchange

                               25%                      4,517,647
                               50%                      2,258,824
                               75%                      1,505,882
                              100%                      1,129,412
                              125%                        823,045
                              150%                        823,045

         In addition, the exchange price of the Exchangeable Note is subject to adjustment upon the occurrence of certain other events, including, but not limited to: (i) capital reorganizations of the Company; (ii) reclassification, exchange, or substitution of the common stock; (iii) declaration or payment of dividends or distributions on the common stock; and (iv) subdivision or combination of the common stock.

         Anti-dilution Protection. Until March 15, 2002, if the Company sells common stock at a price lower than any applicable exchange price for the 6 months immediately preceding such issuance or sale, then the Company is required to issue to the noteholder a number of shares of common stock as determined by
(i) subtracting the issuance or sale price from the lowest exchange price in effect as described above, such sum multiplied by (ii) the number shares that would have been received had the entire Exchangeable Note been tendered on the day immediately preceding such sale or issuance, such product divided by (iii) the exchange price in effect on the day immediately preceding such sale or issuance.

         Registration. The Company is required to register and keep registered at least 125% of the aggregate number of shares of common stock into which the Exchangeable Note is exchangeable and for which the Note Warrants are exercisable.

         Limitation on Shares Issuable: Notwithstanding the registration of such number of shares, the Company is subject to the NASD Rule 4460(i) that limits the Company from issuing securities equal to or in excess of 20% of the Company's outstanding securities on the date immediately prior to the issuance of the Exchangeable Note and the Note Warrants unless and until the stockholders approve such an issuance. The terms of the Exchangeable Note also provide that the number of shares issuable upon exchange of the Exchangeable Note cannot exceed 19.9% of the Company's outstanding securities as of March 22, 1999 until stockholder approval is received.

         Cash Payments. Upon the occurrence of certain events, the Company may be required to make significant cash payments to the holders of the Exchangeable Note. One such event is the failure to issue stock certificates within 7 business days of the exchange date of all or any portion of the Exchangeable Note. The Company must pay liquidated damages of $10,000 per day for every day that that the certificates are delayed beyond the 7 business days allowed for delivery of the stock certificates.

         Prepayment and Redemption at the Company's Option. On or after March 10, 2000, the Company may prepay all or any portion of the Exchangeable Note (the "Prepayment Portion") upon giving at least 20 trading days prior notice to the noteholder. Such notice is irrevocable and the Company must pay, within 2 business days of the date fixed for prepayment, the greater of either (i) 120% of the Prepayment Portion or (ii) an amount equal to the number of shares of common stock into which such Prepayment Portion would be exchangeable multiplied by the last executed trade price as reported by Bloomberg L.P. as of the close of normal trading hours on the Nasdaq National Market on the trading day immediately preceding the date of prepayment (either (i) or (ii) referred to as the "Prepayment Amount"). However, up and until 5 business days prior to the date fixed for prepayment, the noteholder may, at its sole option, submit a notice of exchange in an exchange amount equal to all or any portion of the Prepayment Amount and receive the number of shares of common stock issuable for such exchange amount.

         Change of Control. Upon a change of control, the Company must offer to buy the Exchangeable Note at the greater of: (i) 150% of the principal plus accrued and unpaid interest and penalties or (ii) an amount equal to the number of shares into which the Exchangeable Note would be exchangeable multiplied by the last executed trade price as reported by Bloomberg L.P. as of the close of normal trading hours on the Nasdaq National Market on the trading day immediately preceding the date of the change of control. A change of control includes: (i) a purchase of a majority of the Company's common stock; (ii) a merger of the Company with another entity in which the Company's stockholders own less than a majority of the surviving entity; (iii) the removal or replacement of a majority of the members of the Board of Directors who were sitting on the Board at the time of the change of control; and (iv) the sale of all or substantially all of the Company's assets to another entity.

         Right of First Offer. Until March 15, 2001, the noteholder has a right of first offer on certain issuances by the Company of equity or debt securities. Under the right of first offer, the Company must deliver written notice to the noteholder at least 10 trading days prior to the closing of any proposed offering. The noteholder has an option during the 5 trading day period following delivery of notice to purchase up to the full amount of the securities being offered in the proposed offering on the same terms. The right of first offer does not apply to certain issuances by the Company, including: (i) shares issued to employees upon exercise of options; (ii) shares issuable or issued in an underwritten public offering; (iii) shares issuable in connection with a debt financing to refinance existing term loans; (iv) shares issuable in an equipment financing; and (v) shares issued in a joint venture or other strategic investment.

         Warrants. The Note Warrants issued in connection with the Exchangeable Note have an exercise price of $3.0375 per share and expire at 5:00 p.m., New York time, on March 10, 2004. The number of shares that may be purchased and the exercise price at which shares can be purchased are both subject to adjustment upon certain events, including the payment of dividends or distributions on and the subdivision, combination or reclassification of the common stock underlying the warrants.

         The Note Warrants may be redeemed at any time, at the Company's option, for $0.10 per share of common stock purchasable if the closing price of the common stock, as reported by Bloomberg L.P. on the applicable market, exceeded $12.00 per share for a period of 20 consecutive trading days and notice of redemption is given to the warrantholder within 5 trading days after such 20 trading day period and no less than 30 days before the date fixed for redemption. However, the Company's right of redemption is subject to the right of the warrantholder to exercise the warrants prior to the redemption date.


Description of Certain Provisions of Our Exchangeable Preferred Stock

         On March 22, 1999, the Company sold 1,500 shares of Series B Preferred Stock at a price per share of $1,000 and issued warrants to purchase 65,000 shares of the Company's common stock at an exercise price of $3.82 per share (subject to adjustment) (the "B-Warrants"). The rights, preferences and privileges of the outstanding Exchangeable Preferred Stock are summarized as follows:

         Dividend Rights. Cumulative dividends of $30 per year per share must be paid on the Series B Preferred Stock (3% dividend). Such dividends accrue daily and are payable quarterly on April 30, July 31, October 31 and January 31 of each year.

         Liquidation Preference. The Series B Preferred Stock has a liquidation preference of $1,000 per share plus all accrued but unpaid dividends. In case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock must be paid $1,000 per share of Series B Preferred Stock held prior to the payment of any amounts to the holders of common stock. At the option of each holder of Series B Preferred Stock, a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of or the consolidation, merger or other business combination of the Corporation with or into any other person or persons when the Company is not the survivor may be deemed a liquidation event upon which the liquidation preference amounts must be paid to such holder. The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock with regard to liquidation preference.

         Exchange Price. Each share of Series B Preferred Stock has a stated value of $1,000 and is convertible at the election of the holder into shares of common stock. The actual number of shares of common stock issuable upon exchange of the Series B Preferred Stock will be determined by the following formula:

     (the number of shares of Series B Preferred Stock tendered for exchange multiplied by $1,000)

                                   divided by

            (the applicable exchange price at the time of exchange).

         The exchange price is subject to adjustment. On or before August 19, 1999, the exchange price of the Series B Preferred Stock is equal to $3.57 per share. Thereafter, the exchange price of the Series B Preferred Stock is equal to the lesser of (a) $3.57 per share or (b) the average of the 2 lowest consecutive closing bid prices of the common stock as reported by Bloomberg L.P. for the 20 consecutive trading days immediately preceding the applicable conversion date discounted by 15%.

         The following table sets forth the number of shares of common stock issuable upon exchange of the Series B Preferred Stock. It assumes the market price of the common stock is 25%, 50%, 75%, 100%, 125% and 150% of the closing price of the common stock on April 26, 1999, which was $3.125 per share. It further assumes the exchange takes place after August 19, 1999 at the required exchange price of 85% of the closing price, except where the closing price is at or above $3.57, in which case the exchange price is $3.57.

                           Percent of                Number of Shares
                          Market Price            Issuable Upon Exchange

                               25%                      2,258,824
                               50%                      1,129,412
                               75%                        752,941
                              100%                        564,706
                              125%                        420,168
                              150%                        420,168


         In addition, the exchange price of the Series B Preferred Stock is subject to adjustment upon the occurrence of certain other events, including stock splits, stock dividends, combinations or other similar events. No adjustment will be made for dividends (other than stock dividends), if any, paid on the common stock.

         If the applicable exchange price is less than $7.00, the Company has the option to pay cash to any holder of Series B Preferred Stock in an amount equal to the closing ask price on the principal market in which the common stock is trading on the exchange date multiplied by the number of shares of common stock which would have been issuable upon an exchange. This cash payment may be made in lieu of issuing shares of common stock upon an exchange. However, the Company must have given notice of such an election prior to or within 2 hours of receipt of a notice of exchange from any holder of Series B Preferred Stock.

         Registration. The Company is required to register and keep registered at least 167% of the aggregate number of shares of common stock into which the Series B Preferred Stock is exchangeable and for which the B-Warrants are exercisable.

         Limitation on Shares Issuable. The terms of the Series B Preferred Stock financing agreements prohibit the Company from issuing shares of common stock upon exchange of the shares of Series B Preferred Stock or exercise of the B-Warrants if such issuance would result in any holder beneficially owning in excess of 9.9% of the Company's then-outstanding common stock. However, the determination as to whether any holder's ownership exceeds that limit is to be made solely by such holder of Series B Preferred Stock, not by the Company. In addition, the Company is subject to the NASD Rule 4460(i) that limits the Company from issuing securities equal to or in excess of 20% of the Company's outstanding securities on the date immediately prior to the issuance of the Series B Preferred Stock and B-Warrants unless and until the stockholders approve such an issuance. The terms of the Series B Preferred Stock also provide that the number of shares issuable upon exchange of the Series B Preferred Stock cannot exceed 19.9% of the Company's outstanding common stock as of March 22, 1999 until stockholder approval is received.

         Mandatory Exchange. At any time on or after August 20, 1999, if the average of the closing bid prices for the 5 consecutive trading days is at least $7.00 per share, the Company can require all holders of the Series B Preferred Stock to convert their shares into shares of common stock (subject to certain limits) or, at the option of the Company, buy out all such holders in cash at the then-effective exchange price. The Company must provide no more than 3 trading days' written notice of such mandatory exchange or mandatory buy-out. The Series B Preferred Stock is subject to mandatory conversion on or after March 22, 2002.

         Redemption. At any time upon the earlier of (i) an underwritten public offering of the Company's common stock or (ii) September 22, 1999, the Company may, at its option, redeem the shares of Series B Preferred Stock at a price of 140% of the original purchase price of $1,000 per share plus accrued and unpaid dividends.

         If the Company ceases to be listed on a national securities exchange, the Nasdaq National Market or the OTC Bulletin Board, then the Company must redeem all shares of Series B Preferred Stock at 115% of the original purchase price of $1,000 per share plus accrued and unpaid dividends.

         Cash Payments. Upon the occurrence of certain other events, the Company may be required to make significant cash payments to the holders of the Series B Preferred Stock. Such events include, but are not limited to the late issuance or delivery of stock certificates upon an exchange of shares.

         If stock certificates are not issued within 3 business days of any exchange date, the Company must pay liquidated damages of $100 per $5,000 of liquidation amount of Series B Preferred Stock being exchanged for the first business day the certificates are late. The damages increase by $100 per $5,000 liquidation amount per day late (i.e., $500 per $5,000 on the fifth late day) and are $1,000 plus $200 per day after 10 days.

          If the Company is required to honor any and all requests for exchange of the Series B Preferred Stock which would result in the issuance of a number of shares of common stock equal to or in excess of 20% of the shares of common stock which were issued and outstanding on the dates of issuance of the Series B Preferred Stock and B-Warrants but fails to receive stockholder approval of such an issuance, the Company must pay in cash an amount equal to the closing ask price on the principal market in which the common stock is trading on the date of exchange multiplied by the number of shares of common stock which would have been issuable upon exchange. In addition, if such cash amounts are not paid within 3 days of the exchange date, the Company must pay liquidated damages in the same amounts as set forth above for the late issuance of stock certificates.

         Protective Provisions. The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and senior to the common stock with respect to the right to receive dividend payments and liquidation preferences. The Series B Preferred Stock has no voting rights, except as otherwise provided by applicable law or pursuant to certain contractual protections described herein. The Company is prohibited from, among other things, altering, changing or otherwise adversely affecting the terms of the Series B Preferred Stock, creating or issuing any senior securities, increasing the authorized number of shares of Series B Preferred Stock, and acting so as to generate taxation under Section 305 of the Internal Revenue Code of 1986, as amended. In addition, any modification of the rights of Series B Preferred Stock requires the vote of 85% of the shares of Series B Preferred Stock outstanding.

         Change of Control. The Company is prohibited from effecting any merger or consolidation with or into, or transferring all or substantially all of the assets of the Company to another entity, unless the resulting entity assumes in writing, or by operation of law, the obligations to deliver shares of stock or securities to the holders of Series B Preferred Stock or B-Warrants.

         Warrants. The B-Warrants issued in connection with the Series B Preferred Stock have an exercise price of $3.82 per share. The warrants become exercisable on September 15, 1999 and expire on September 15, 2002. The number of shares that may be purchased and the exercise price at which shares can be purchased are both subject to adjustment upon certain events, including the payment of dividends or distributions on and the subdivision, combination or reclassification of the common stock underlying the warrants.

                              PLAN OF DISTRIBUTION

         We will not receive any proceeds from the sale of the shares of our common stock offered hereby.

         The shares offered by this prospectus may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, in one or more of the following transactions (which may involve one or more block transactions):

o         on the Nasdaq National Market;
o         in sales occurring in the public market of such exchange;
o         in privately negotiated transactions; or
o         in a combination of such transactions.

         Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices or such other price as the selling stockholders determine from time to time. Some or all of the shares offered by this prospectus may be sold directly to market makers acting as principals or through brokers acting on behalf of the selling stockholders or as agents for themselves or their customers or to dealers for resale by such dealers. In connection with such sales such brokers and dealers may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and may receive commissions from the purchasers of shares offered by this prospectus for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

         The selling stockholders have sole discretion not to accept any purchase offer or make any sale of shares offered by this prospectus if they deem the purchase price to be unsatisfactory. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any of the shares offered by this prospectus from or through such broker or dealer. The compensation of such broker-dealers may be deemed underwriting discounts and commissions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         The selling stockholders are prohibited from engaging in short sales, except with respect to covered short sales after a conversion notice has been delivered to us by the stockholder. Under the terms of the Exchangeable Note agreements and the Exchangeable Preferred Stock financing agreements, the selling stockholders are prohibited from entering into any short position or similar position with respect to the common stock issued or issuable with respect to the Exchangeable Note, Exchangeable Preferred Stock and warrants issued in connection with those transactions.

         To comply with certain states' securities laws, if applicable, the shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares offered by this prospectus may not be sold unless (1) the shares offered by this prospectus have been registered or qualified for sale in such state or an exemption from registration exists or (2) qualification is available and is complied with. Also, each selling stockholder will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations of both acts, including Regulation M. Regulation M's provisions may limit the timing of purchases and sales of shares of the common stock by the selling stockholders.

         We will pay all expenses of the offering of the shares offered by this prospectus, except that the selling stockholders will pay any applicable underwriting commission, discount and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders.

         Pursuant to the terms of registration rights agreements with the selling stockholders, we have agreed to indemnify and hold harmless such selling stockholders from, among other things, certain liabilities under the Securities Act.



                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for Alyn by Brobeck, Phleger & Harrison LLP, Irvine, California.



                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



============================================================           ==========================================================



We have not  authorized any person to make a statement that differs from what is in this  prospectus.  If any person does make a statement that differs from what is in this  prospectus,  you should not rely on it.  This  prospectus  is not an offer to sell, nor is it seeking an offer to buy,
these  securities  in any  state in which the offer or sale                                ALYN CORPORATION
is not permitted.  The  information  in this  prospectus is
complete and accurate as of its date,  but the  information
may change after that date.




                                                                                           2,554,825 Shares
                                                                                            of Common Stock




                                                                                                   .........

                                                                                              PROSPECTUS
                                                                                                   .........

                     TABLE OF CONTENTS

                                                  Page
Risk Factors.......................................1
Where You Can Find More Information................8
Use of Proceeds....................................9
Selling Stockholders...............................9
Plan of Distribution..............................16
Legal Matters.....................................17
Experts...........................................17                                        April 29, 1999






============================================================           ==========================================================


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


         Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

        SEC Registration Fee...........................................................   $      2,130
        Nasdaq National Market additional listing fee..................................         17,500
        Printing Expenses .............................................................          1,500
        Legal Fees and Expenses........................................................         10,000
        Accounting Fees and Expenses...................................................          3,000
        Miscellaneous..................................................................          2,000
                                                                                          ------------
             Total.....................................................................   $     36,130
                                                                                          ============


         Item 15. Indemnification of Directors and Officers

         Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon receipt by us of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws also provide that rights conferred under such Bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Furthermore, under our Bylaws, we may purchase and maintain insurance to indemnify directors and officers in instances in which they may not otherwise be indemnified by us.

         Our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Item 16. Exhibits

Exhibit
Number           Description of Exhibit
   4.1*          Certificate of Designation of Series A Convertible Preferred
                 Stock filed on January 8, 1999
   4.2*          Warrant to Purchase Shares of Common Stock of Alyn Corporation
                 dated January 8, 1999 by and between
                 Alyn and Seaside Partners, L.P.
   4.3*          6% Senior Exchangeable Promissory Note due March 10, 2002
                 issued by Alyn to Talisman Capital
                 Opportunity Fund Ltd.
   4.4*          Registration Rights Agreement dated March 10, 1999 by and
                 between Alyn and Talisman Capital
                 Opportunity Fund Ltd.
   4.5*          Warrant Agreement dated March 10, 1999 by and between Alyn and
                 Talisman Capital Opportunity Fund
                 Ltd.
   4.6*          Certificate of Designations, Preferences and Rights of Series
                 B Exchangeable Preferred Stock filed
                 March 18, 1999
   4.7*          Registration Rights Agreement dated March 15, 1999 by and
                 between Alyn and each of the Investors
                 listed therein
   4.8*          Form of Stock  Purchase  Warrant  dated March 22, 1999 issued by Alyn to each of the  Investors  5.1 Opinion of Brobeck,
                 Phleger & Harrison LLP 10.1* Series A Convertible Preferred
                 Stock Purchase Agreement dated January 8, 1999 by and between
                 Alyn and Seaside Partners, L.P.
   10.2*         Loan Agreement dated March 10, 1999 by and between Alyn and
                 Talisman Capital Opportunity Fund Ltd.
   10.3*         Series B Exchangeable Preferred Stock and Warrant Purchase
                 Agreement dated March 15, 1999 by and
                 between  Alyn and each of the  Investors  listed  therein  23.1
   Consent of Independent Accountants 23.2 Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1) 24.1 Power of Attorney (included on signature page of Registration Statement)

* Incorporated by reference to the exhibit with the same number to the Company's Current Report on Form 8-K filed April 28, 1999.

Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Alyn's Annual Report under Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Alyn pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Alyn of expenses incurred or paid by a director, officer or controlling person of Alyn in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 29 day of April, 1999.

                                          ALYN CORPORATION

                                          By /S/ Arne Van Roon
                                          Arne Van Roon,
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Arne Van Roon and Richard L. Little jointly and severally, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                Signature                                          Title                               Date

            /S/ Arne Van Roon                             Director, President and
-----------------------------------------                 Chief Executive Officer
              Arne Van Roon                            (Principal Executive Officer)              April 28, 1999

                                                Vice President, Finance and Administration
          /S/ Richard L. Little                   and Chief Financial Officer (Principal
-----------------------------------------          Financial and Accounting Officer) and
            Richard L. Little                                    Secretary                        April 28, 1999
          /S/ James L. Hesburgh
-----------------------------------------
            James L. Hesburgh                              Director and Chairman                  April 28, 1999
           /S/ Robin A. Carden
-----------------------------------------
             Robin A. Carden                                     Director                         April 28, 1999
            /S/ Harry EDElson
-----------------------------------------
              Harry Edelson                                      Director                         April 28, 1999
         /S/ Michael Markbreiter
-----------------------------------------
           Michael Markbreiter                                   Director                         April 28, 1999



                                 April 28, 1999


Alyn Corporation
16761 Hale Avenue
Irvine, California  92606

                  Re: Alyn Corporation Registration Statement on Form S-3 for 2,554,825 Shares of Common Stock

Ladies and Gentlemen:

                  We have acted as counsel to Alyn Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 2,554,825 shares of the Company's Common Stock (the "Shares") pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

                  This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                           Very truly yours,


                                           BROBECK, PHLEGER & HARRISON LLP

                                                                   EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 28, 1999, except as to Notes 9 and 10, which are as of March 23, 1999, relating to the consolidated financial statements which appears in Alyn Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Costa Mesa, California
April 26, 1999

DOCUMENT NO. 177225.02